EXHIBIT 10.6

FREESCALE SEMICONDUCTOR, INC.

DEFERRED COMPENSATION AGREEMENT

THIS AGREEMENT (this “Agreement”), is made effective as of February 11th, 2008 between Freescale Semiconductor, Inc. (the “Company”) and Richard M. Beyer (the “Executive”):

R E C I T A L S:

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to enter into the deferred compensation arrangement provided for herein with the Executive pursuant to the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in Exhibit A.

2. Grant of Deferred Compensation. The Company hereby grants to the Executive, on the terms and conditions hereinafter set forth, deferred compensation of $12,500,000 pursuant to the terms and conditions of this Agreement (the “Deferred Compensation”).

3. Vesting Period. Subject to the Executive’s continued Employment, or except as otherwise provided below, thirty-three and one-third percent (33  1/3%) of the Deferred Compensation covered by this Agreement shall vest on each of the first, second and third anniversaries of the Effective Date. At any time, the portion of the Deferred Compensation which has become vested as described above shall be referred to as the “Vested Portion”.

4. Payment. Payment of the Vested Portion of the Deferred Compensation shall be made as soon as administratively practicable following the earliest to occur of: (i) the Executive’s termination of Employment; (ii) the Executive’s death; (iii) the Executive’s Disability; (iv) a Change of Control; or (v) the third anniversary of the Effective Date.

5. Accelerated Payment on Change of Control. Notwithstanding any other provisions of this Agreement to the contrary, in the event of a Change of Control, the unvested portion of the Deferred Compensation shall become fully vested.

6. Termination of Employment.

(a) General. If the Executive’s Employment is terminated for any reason, the Executive’s right to payment of the Deferred Compensation shall, to the extent the Deferred Compensation is not then vested (after giving effect to the provisions of Section 5 and this Section 6), terminate upon the termination of such Employment.

(b) For Cause. The Deferred Compensation (including any Vested Portion thereof) shall terminate upon the Executive’s termination of Employment for Cause.

(c) Without Cause or for Good Reason. Upon the Executive’s termination of Employment without Cause or by the Executive for Good Reason, the Deferred Compensation shall become vested in an amount equal to the amount of Deferred Compensation that would have vested on the next anniversary of the Effective Date if the Executive had remained employed until such date (the “Subsequent Vested Amount”), multiplied by a fraction, the numerator of which equals the number of days elapsed from the vesting date immediately preceding termination of the Executive’s Employment or the Effective Date, as applicable, through the Executive’s termination of Employment and the denominator of which equals 365, plus the Subsequent Vested Amount; subject in all circumstances to the maximum of the Deferred Compensation as of the date of such termination of Employment. Any portion of the Deferred Compensation that is not vested after giving effect to the above provisions of this Section 6(c) shall terminate immediately effective as of the termination of the Executive’s Employment.

(d) Death. Upon the Executive’s termination of Employment due to death, the Deferred Compensation shall become fully vested.

(e) Disability. Upon the Executive’s termination of Employment due to Disability, the Deferred Compensation shall become fully vested.

(f) By the Executive Other Than Due to Disability or Good Reason. If the Executive’s Employment is terminated on account of a termination of the Executive’s Employment initiated by the Executive other than due to Disability or Good Reason, then the unvested portion of the Deferred Compensation shall be automatically forfeited.

(g) Six-Month Waiting Period for Distributions Upon Separation From Service. To the extent required by Section 409A of the Code, any payment that would otherwise be payable under this Agreement during the six-month period immediately following the Executive’s termination of Employment, shall instead be paid on the first business day after the expiration of such six-month period, plus interest thereon, at a rate equal to the applicable Federal short-term rate (as defined in Section 1274(d) of the Code) for the month in which such date of termination occurs from the respective dates on which such amounts would otherwise have been paid until the actual date of payment. In no event will any payment be made hereunder, unless the relevant termination of Employment constitutes a “separation from service” under Section 409A.

7. Certain Covenants. The Executive hereby agrees and covenants to perform all of his obligations set forth in Exhibit B hereto (which is incorporated by reference hereby) and acknowledges that the Executive’s obligations set forth in Exhibit B constitute a material inducement for the Company’s grant of the Deferred Compensation to the Executive.

8. No Right to Continued Employment. The granting of the Deferred Compensation evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the Employment of the Executive and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Employment of the Executive.

9. Withholding. The Executive may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold from any payment due or transfer made under the Deferred Compensation of any applicable withholding taxes in respect of the Deferred Compensation or any payment or transfer under or with respect to the Deferred Compensation and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

10. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Executive at the address appearing in the personnel records of the Company for the Executive or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

11. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

12. Consent to Jurisdiction. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan in The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune of from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

13. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS

SECTION 14 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

14. Section 409A. It is intended that the terms of this Agreement comply with Section 409A of the Code. If it is determined that the terms of this Agreement have been structured in a manner that would result in adverse tax treatment under Section 409A of the Code, the parties agree to cooperate in taking all reasonable measures to restructure the arrangement to minimize or avoid such adverse tax treatment without materially impairing Executive’s economic rights.

15. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

FREESCALE SEMICONDUCTOR, INC.

By:	/s/ Paul C. Schorr, IV
Name:	Paul C. Schorr, IV
Title:	Authorized Signatory

Agreed and acknowledged as of the date first above written:

/s/ Richard Beyer
Executive

Exhibit A – Definitions

“Affiliate”: Any corporation or other entity that is an “Affiliate” of the Company within the meaning of the Investors Agreement.

“Cause”: “Cause” as defined in the Investors Agreement.

“Change of Control”: Any of the following: (i) a Change of Control within the meaning of the Investors Agreement; (ii) directly or indirectly a sale, transfer or other conveyance of all or substantially all of the assets of Freescale Semiconductor, Inc. (“Freescale”), on a consolidated basis, to any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), as an entirety or substantially as an entirety in one transaction or series of related transactions; (iii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than one or more Qualified Institutional Investors, is or becomes the “beneficial owner” (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable), directly or indirectly, of more than 50% of the total voting power of all Voting Stock then outstanding of Freescale, provided that for so long as (x) the Partnership and its subsidiaries own more than 50% of the total voting power of all Voting Stock of Freescale and (y) one or more Qualified Institutional Investors own more than 50% of the total voting power of all Voting Stock of the general partner of the Partnership, such Qualified Institutional Investors will be deemed to beneficially own the Freescale Voting Stock owned by the Partnership and its subsidiaries; or (iv) during any period of 24-consecutive months, individuals who at the beginning of such period constituted the board of directors of Freescale (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of Freescale was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Freescale then in office. Notwithstanding anything herein to the contrary, for purposes of this Agreement, no Change of Control shall be deemed to have occurred unless the events constituting such Change of Control also constitute a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation,” as such phrase is defined Section 409A of the Code and the regulations promulgated thereunder.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Committee”: The Board of Directors of Freescale Semiconductor, Inc. or, if one or more has been appointed, a committee of such Board. The Committee may delegate ministerial tasks to such persons as it deems appropriate.

“Company”: Freescale Semiconductor, Inc., a United States corporation.

“Disability”: “Disability” as defined in the Investors Agreement.

Exhibit A - 1

“Effective Date”: “Effective Date” as defined in the Employment Agreement.

“Employment”: The Executive’s employment or other service relationship with the Company and its Affiliates. If the Executive’s relationship is with an Affiliate and that entity ceases to be an Affiliate, the Executive will be deemed to cease Employment when the entity ceases to be an Affiliate unless the Executive transfers Employment to the Company or its remaining Affiliates.

“Employment Agreement”: The employment agreement between the Company and the Executive to which this Agreement is an annex.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“Good Reason”: “Good Reason” as defined in the Investors Agreement.

“Investors Agreement”: Investors Agreement by and among Freescale Holdings L.P., Freescale Holdings (Bermuda) I, Ltd., Freescale Holdings (Bermuda) II, Ltd., Freescale Holdings (Bermuda) III, Ltd., Freescale Acquisition Holdings Corp., Freescale Holdings (Bermuda) IV, Ltd., Freescale Acquisition Corporation and Certain Freescale Holdings L.P. Investors and certain stockholders of Freescale Holdings (Bermuda) I, Ltd. dated as of December 1, 2006.

“Qualified Institutional Investors”: “Qualified Institutional Investors” as defined in the Investors Agreement.

“Restrictive Covenants”: “Restrictive Covenants” as defined in the Investors Agreement.

“Voting Stock”: All classes of capital stock or shares then outstanding and normally entitled to vote in elections of directors.

Exhibit A - 2

Exhibit B – Restrictive Covenants

(a)	Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates (collectively, the “Affiliated Group”), all secret or confidential information, knowledge or data relating to the Affiliated Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive obtains during the Executive’s Employment that is not public knowledge (other than as a result of the Executive’s violation of this Section (a)) (“Confidential Information”). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s Employment, except with the prior written consent of the Company, or as otherwise required by law or legal process or as such disclosure or use may be required in the course of the Executive performing his duties and responsibilities with the Affiliated Group. Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Executive shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate member of the Affiliated Group may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Executive shall reasonably cooperate with the Company or the appropriate member of the Affiliated Group to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the confidential or proprietary information which he is advised by counsel in writing (either his or the Company’s) that he is legally required to so disclose. Upon his termination of Employment for any reason, the Executive shall promptly return to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of the Affiliated Group or containing any trade secrets relating to the Affiliated Group or that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment with the Affiliated Group, and all keys, credit cards and passes, and such materials shall remain the sole property of the Affiliated Group. The Executive agrees to execute any standard-form confidentiality agreements with the Company that the Company in the future generally enters into with its senior executives.

(b)

Work Product and Inventions. The Affiliated Group and/or its nominees or assigns shall own all right, title and interest in and to any and all inventions, ideas, trade secrets, technology, devices, discoveries, improvements, processes, developments, designs, know how, show-how, data, computer programs, algorithms, formulae, works of authorship, works modifications, trademarks,

Exhibit B - 1

trade names, documentation, techniques, designs, methods, trade secrets, technical specifications, technical data, concepts, expressions, patents, patent rights, copyrights, moral rights, and all other intellectual property rights or other developments whatsoever (collectively, “Developments”), whether or not patentable, reduced to practice or registrable under patent, copyright, trademark or other intellectual property law anywhere in the world, made, authored, discovered, reduced to practice, conceived, created, developed or otherwise obtained by the Executive (alone or jointly with others) during the Executive’s Employment with the Affiliated Group, and arising from or relating to such employment or the business of the Affiliated Group (whether during business hours or otherwise, and whether on the premises of using the facilities or materials of the Affiliated Group or otherwise). The Executive shall promptly and fully disclose to the Affiliated Group and to no one else all Developments, and hereby assigns to the Affiliated Group without further compensation all right, title and interest the Executive has or may have in any Developments, and all patents, copyrights, or other intellectual property rights relating thereto, and agrees that the Executive has not acquired and shall not acquire any rights during the course of his employment with the Affiliated Group or thereafter with respect to any Developments.

(c)	Non-Recruitment of Affiliated Group Employees. The Executive shall not, at any time during the Nonsolicitation Restricted Period (as defined below), other than in the ordinary exercise of his duties, without the prior written consent of the Affiliated Group, directly or indirectly, solicit, recruit, or employ (whether as an employee, officer, agent, consultant or independent contractor) any person who is or was at any time during the previous 12 months, an employee, representative, officer or director of any member of the Affiliated Group. Further, during the Nonsolicitation Restricted Period, the Executive shall not take any action that could reasonably be expected to have the effect of directly encouraging or inducing any person to cease their relationship with any member of the Affiliated Group for any reason. A general employment advertisement by an entity of which the Executive is a part will not constitute solicitation or recruitment. The “Nonsolicitation Restricted Period” shall mean the period from the Date of Grant through the second anniversary of the Executive’s termination of Employment.

(d)

Non-Competition – Solicitation of Business. During the Noncompetition Restricted Period (as defined below), the Executive shall not, either directly or indirectly, compete with the business of the Affiliated Group by (i) becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than 3-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) in any Competitive Business (as defined below), or (ii) soliciting, servicing, or accepting the business of (A) any active customer of any member of the Affiliated Group, or (B) any person or entity who is or was at any time during the previous twelve months a customer of any member of the Affiliated Group, provided that such

Exhibit B - 2

business is competitive with any significant business of any member of the Affiliated Group. “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that conducts a business that is competitive with any significant business of the Affiliated Group as of the date of termination (or any significant business that is being actively pursued as of the date of termination by the Affiliated Group). The “Noncompetition Restricted Period” shall mean the period from the Date of Grant through the second anniversary of the date of termination of the Executive’s Employment.

(e)	Assistance. The Executive agrees that during and after his employment by the Affiliated Group, upon request by the Company, the Executive will assist the Affiliated Group in the defense of any claims, or potential claims that may be made or threatened to be made against any member of the Affiliated Group in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will assist the Affiliated Group in the prosecution of any claims that may be made by any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to the Executive’s Employment or the period of the Executive’s Employment by the Affiliated Group. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of any member of the Affiliated Group (or their actions), regardless of whether a lawsuit has then been filed against any member of the Affiliated Group with respect to such investigation. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and shall pay a reasonable per diem fee for the Executive’s service. In addition, the Executive agrees to provide such services as are reasonably requested by the Company to assist any successor to the Executive in the transition of duties and responsibilities to such successor. Any services or assistance contemplated in this Section (e) shall be at mutually agreed to and convenient times.

(f)

Remedies. The Executive acknowledges and agrees that the terms of this Exhibit B: (i) are reasonable in geographic and temporal scope, (ii) are necessary to protect legitimate proprietary and business interests of the Affiliated Group in, inter alia, near permanent customer relationships and confidential information. The Executive further acknowledges and agrees that the Executive’s breach of the provisions of this Exhibit B will cause the Affiliated Group irreparable harm, which cannot be adequately compensated by money damages. The Executive consents and agrees that the forfeiture provisions contained in this Agreement and the Investors Agreement are reasonable remedies in the event the Executive commits any such breach. If any of the provisions of this Exhibit B are determined to be wholly or partially unenforceable, the Executive hereby agrees that Exhibit B or any provision hereof may be reformed so that it is enforceable to

Exhibit B - 3

the maximum extent permitted by law. If any of the provisions of this Exhibit B are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Affiliated Group’s right to enforce any such covenant in any other jurisdiction.

Exhibit B - 4